EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 26, 2008, with respect to the statements of condition including the related portfolio schedules of The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2008-4, Developing Technologies Portfolio 2008-4, Mid Cap Strategy Portfolio 2008-4, Small Cap Strategy Portfolio 2008-4 and "SMID" Strategy Portfolio 2008-4 (included in Van Kampen Unit Trusts, Series 787) as of August 26, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-151952) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
August 26, 2008